Exhibit 10.4

LEASE AGREEMENT

THlS LEASE AGREEMENT, Made and entered this 7th day of March, 2006, by and between O.V. SMITH & SONS OF BIG CHIMNEY, INC., a West Virginia Corporation, party of the first part, hereinafter referred to as Lessor, and PROGRESSIVE BANK, N.A., a National Banking Association, party of the second part, hereinafter referred to as Lessee:

WITNESSETH:

That for and in consideration of the premises and the mutual covenants and agreements herein contained, to be observed, kept and performed by the respective parties hereto, Lessor does hereby LEASE unto Lessee all of that certain tract of land together with the building situate thereon (said building containing approximately 2,047 square feet, more or less), both of which are currently occupied and/or used by Lessee, all as shown on Exhibit A attached hereto and made a part hereof, hereinafter collectively referred to as the Leased Premises in which Lessee will operate a banking facility. The Leased Premises has an address of 100 Market Place Shopping Center, Suite 10, Weston, Lewis County, WV 26452. Lessor further grants to Lessee and its agents, employees and customers, the right to use in common with others at the shopping center, the parking and other common areas at the shopping center.

The Lessor and Lessee hereby covenant and agree as follows:

1. TERM. The primary term of this Lease shall be for a period of two (2) years, beginning April 1, 2006 and ending two (2) years afterward.

2. RENEWAL. If Lessee shall have fully kept and performed the agreements and covenants of this Lease, Lessee shall have the right and option to renew this Lease for successive terms upon the terms and conditions as contained in this Lease unless otherwise negotiated by the parties, as follows: i) FIRST OPTION – One (1) – two (2) year term commencing April 1, 2008 and ending March 31, 2010; ii) SECOND OPTION – One (1) – two (2) year term commencing April 1, 2010 and ending March 31, 2012; iii) THIRD OPTION – One (1) – five (5) year term commencing April 1, 2012 and ending March 31, 2017; and, iv) FOURTH OPTION – One (1) -five (5) year term commencing April 1, 2017 and ending March 31, 2022. The rental rate applicable to any such renewal terms however, shall be as stated at paragraph 3. If Lessee elects to exercise the option to renew this Lease for such additional terms, Lessee shall render notice of such intention, in conformity with Paragraph 24, at least sixty (60) days before the expiration of the then current term. In the event of non-renewal and if Lessee maintains tenancy, Lessee shall be a ‘holdover’ tenant pursuant to paragraph 16, for a period of time not to exceed six (6) months at which time this Lease shall automatically be renewed for the next option period at the rate applicable to said option period as provided at Paragraph 3 or, if no option period is applicable, this Lease shall automatically be renewed for a term equivalent to the primary term at a rate which is ten (10) percent higher than the rent being paid for the immediately preceding option period. If Lessee wishes to avoid having this Lease automatically renew as provided herein, Lessee shall notify Lessor of such at least sixty (60) days before the expiration of the then current term.

3. RENT. The Lessee shall pay to Lessor minimum rent at the rate of Twenty-Six Thousand Four Hundred Dollars ($26,400.00) per year for the term of this Lease, payable in monthly installments of Two Thousand Two Hundred Dollars ($2,200.00), due and payable on the first day of each month, commencing April 1, 2006. A late fee of One Hundred Dollars ($100.00) shall be assessed for any rent not received by the tenth day of any month. All such minimum rent shall be considered as monthly installments on the whole amount of the annual rent due for that respective year.

If this Lease is renewed for any successive terms in accordance with the provisions of Paragraph 2, Lessee shall pay rent to Lessor as follows: i) FIRST AND SECOND OPTION – Two Thousand Four Hundred Dollars ($2,400.00) per month; ii) THIRD OPTION – Two Thousand Six Hundred Dollars ($2,600.00) per month; and, iii) FOURTH OPTION – Two Thousand Eight Hundred Dollars (2,800.00) per month. Monthly rent for all renewal terms is due and payable on the first day of each month, commencing on the first day of the first month of the year of any such renewal, and all such minimum rent shall be considered as monthly installments on the whole amount of the rent due for such renewal term.

All rents to be paid by Lessee to Lessor during the term of this Lease or any extension or renewal hereof, shall be made payable to the order of “O.V. Smith & Sons of Big Chimney, Inc.”, and mailed, first class U.S. mail, postage prepaid to:

O.V. Smith & Sons of Big Chimney, Inc. P.O. Box 12150 Big Chimney Station Charleston, WV 25302

4. DEFAULT. In the event that Lessee should default in the payment of rent reserved herein, as and when the same becomes due and payable, or in the event that Lessee becomes bankrupt, insolvent or makes an assignment for the benefit of creditors, or in the event that Lessee defaults in the performance of any of its other agreements and covenants hereunder, then Lessor may, at its election, treat this Lease as forfeited, and re-enter and repossess the Leased Premises without notice or demand therefore other than as required herein. Should default in the payment of rent occur, then, in addition to its other rights hereunder, Lessor may, at its election, declare the balance of rental payments for the remaining term of this Lease or any extension or renewal thereof to be immediately due and payable. No default or breach of any covenant hereunder shall be deemed to have occurred on the part of Lessee until written notice of such default or breach complained of shall have been given to Lessee, and Lessee shall have failed to remedy such default or breach within ten (10) days after receiving such notice. Any waiver of default hereunder shall not act or be construed to be a waiver of the rights of Lessor in the event of a subsequent default. Re-entry and repossession by Lessor shall not prejudice any remedies which Lessor may otherwise have under appropriate state laws for the recovery of the arrears of rent or for damages for the breach of this Lease.

5. USE. The Lessee, throughout the term of this Lease or any extension or renewal hereof, shall use the Leased Premises for a banking facility together with offices and other facilities necessary in the operation thereof, and for no other purpose unless consent in writing shall be first secured from the Lessor. Although the Lessor shall at all times have absolute discretion regarding consent for a different use, consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed. The Lessee further covenants that it will not permit any unlawful or immoral practice or business to be carried on or committed upon the Leased Premises.

6. SUBLETTING OR ASSIGNING. The Lessee may sublet or assign the Leased Premises only with the prior written consent of the Lessor and further provided, that with respect to assignment any succeeding entity shall fully assume in writing all obligations of Lessee under this Lease. Regarding subletting, the Lessee shall at all times remain primarily liable for the obligations of this Lease and no sublease rent shall exceed Lessee’s rent herein. The Lessor may assign this Lease without the consent of Lessee, provided, however, that any such assignment shall be made expressly subject to the terms and conditions of this Lease Agreement.

7. LIABILITY. Lessee shall indemnify and hold Lessor harmless from and against all costs, damages, claims, liabilities and expenses (including attorneys’ fees) suffered by or claimed against Lessor, directly or indirectly based on, arising out of or resulting from (i) Lessee’s use, occupancy, repair or maintenance of the Leased Premises or the business conducted by Lessee, (ii) any act or omission by Lessee or Lessee’s employees, agents, assignees, subtenants, contractors, licensees or invitees, or (iii) any breach or default in the performance or observance of Lessee’s covenants or obligations under this Lease.

8. INSURANCE. The Lessor shall carry and pay all premiums for full fire and casualty insurance coverage to the full insurable value of its building on the Leased Premises as well as have liability coverage for the common areas of the shopping center.

The Lessee shall carry and pay all premiums for full fire and casualty insurance coverage on all leasehold improvements, personal property, fixtures, equipment and inventory that it may install or which may be on the Leased Premises. Lessee shall, during the term of this Lease or any extension or renewal hereof), keep in full force and effect, a policy of public liability and property damage insurance with respect to the Leased Premises, the areas surrounding the Leased Premises and under the Lessee’s control (i.e., walkways, parking area, etc.) and the business conducted by Lessee and any subtenants of Lessee on the Leased Premises in the minimum amount of One Million ($1,000,000.00) Dollars to all persons per accident, and Five Hundred Thousand ($500,000.00) Dollars to one person, and in which the property damage liability shall not be less than One Hundred Thousand ($100,000.00) Dollars. The policy shall name Lessor as an additional insured and shall contain a clause that the insurer will not cancel or change the insurance without first giving the Lessor ten (10) days prior written notice. A copy of the policy or a certificate of insurance shall be delivered to Lessor. If Lessee shall fail to provide adequate liability insurance as specified herein, then Lessor may provide such coverage with the premium for such insurance payable by Lessee as additional rent within thirty (30) days after receipt of an invoice from Lessor or its insurer. Lessee shall, at its option, during the term of this Lease or any extension or renewal hereof) carry and pay all premiums for plate glass insurance on all glass doors and windows on the Leased Premises since the Lessee assumes full responsibility for any damage thereto. It is understood and agreed that the Lessor shall not be liable to the Lessee for loss or damage to the contents, including but not limited to, inventory and equipment on the Leased Premises, caused by fire and other perils to be insured against in accordance with this paragraph.

9. LESSEE INSTALLATIONS. The Lessee may install in and upon the Leased Premises, at its sole expense, any and all items of personal property, fixtures, partitions, equipment and signs, which are necessary and proper in the general conduct of its business, but none of which shall be installed upon the roof or outside walls of the building on the Leased Premises without the written consent of the Lessor. Such consent shall not be unreasonably or arbitrarily withheld, conditioned or delayed by the Lessor. Upon the expiration, cancellation or termination of this Lease or any extension or renewal hereof, the Lessee may remove, at its sole expense, any or all of the said items, provided Lessee is not otherwise in default of the performance of its obligations under this Lease, but agrees, that if the installation or removal of any such personal property, fixtures, partitions, equipment and signs causes any material damage to any portion of the Leased Premises, then such damage shall either be repaired or the Lessor shall be reasonably compensated therefore. Any personal property, fixtures, partitions, equipment and signs placed upon the Leased Premises by the Lessee and remaining after surrender, cancellation or termination of this Lease, shall be the sole property of the Lessor, to be dealt with and disposed of as the Lessor may desire, and all rights of the Lessee therein shall thereupon be lost and terminated, but Lessor shall be compensated for the reasonably estimated costs to repair any damage which will result from Lessor’s subsequent removal of the same.

10. MAINTENANCE AND HEATING/AIR CONDITIONING. The Lessor will be responsible and pay for all necessary repair and maintenance work for the exterior of the Leased Premises at all times during the term hereof, including the roof, outside structural walls, foundations, the exterior portion of all utilities and parking lot, except that if such repair or maintenance work is necessitated due to actions of Lessee or persons associated with Lessee, Lessee shall be responsible for such repair and maintenance work. After acceptance by Lessee, the Lessee will be responsible and pay for all necessary repair and maintenance work for any improvements or alterations made by it at anytime to the exterior structural walls (including but not limited to painting, etc.) and for the interior of the building portion of the Leased Premises, including the doors, plate glass, floor coverings, wall coverings, ceiling tile, equipment and the interior portion of all utilities (including, but not limited to, light bulbs, ballasts and stopped sewer/drain lines) which service the building.

With respect to heating/air conditioning units and/or component parts thereof, the Lessee shall be responsible for all repairs and replacements, except for major repairs and replacements as below provided, and all routine maintenance. Major repairs and replacements shall be defined as any one repair or replacement costing in excess of Three Hundred Dollars ($300.00) with the Lessee agreeing to pay the first $300.00 of any major repair or replacement and the Lessor paying for all amounts in excess of $300.00. Lessee’s obligation under this sub-paragraph shall be capped at One Thousand Dollars ($1,000.00) per year until such time as Lessor installs, at its discretion, a new heating/air conditioning unit, at which time Lessee will become responsible for the first Five Hundred Dollars ($500.00) of any one major repair or replacement, with no yearly cap, and the Lessor will pay for any amount in excess of Five Hundred Dollars ($500.00). Obligations of Lessor are not to be performed by Lessee without prior consent of Lessor.

11. UTILITIES, CITY FEES AND CHARGES. Lessee shall pay all charges and expenses incurred in connection with its use of the Leased Premises for all utilities, including trash service.

12. TAXATION AND PUBLIC IMPROVEMENTS. Lessor shall pay all real estate taxes and other charges assessed against its property (collectively “assessments”) on which the Leased Premises is situate, as and when the same become due and payable and shall further, pay for all public improvements of any kind or nature levied upon the Leased Premises during the period this Lease or any extension or renewal hereof is in effect. Lessee shall be charged annually with its proportionate share of all such assessments and charges. Lessee’s proportionate share shall be calculated on a pro-rata basis, by multiplying the assessments and charges by a fraction, the numerator of which shall be the total square feet of the building leased by the Lessee (currently 2,047) and the denominator of which shall be the total square footage of space at the shopping center. The Lessee shall pay such to Lessor in addition to its monthly rental over a period not to exceed three (3) months after the date of notice of such charges.

Lessee shall pay all taxes and other fees and assessments associated with Lessee’s use and occupancy of the Leased Premises and any improvements, inventory, furniture and fixtures located thereon or therein and shall reimburse Lessor for any taxes or charges on its rent (i.e., business and occupation taxes), if applicable.

13. EMINENT DOMAIN. In the event that any portion of the Leased Premises is taken by governmental authority by right of eminent domain, it shall be optional with Lessor as to whether or not it shall restore the Leased Premises. In any event, the rent herein reserved shall abate entirely during the period of time when said Leased Premises are rendered unfit for occupancy by Lessee as a result of such taking. If only a portion of the Leased Premises are taken, the rent paid by Lessee shall be reduced proportionately based on the number of square feet of the Leased Premises so taken if Lessee’s business operation is impaired. In the event Lessor does not elect to restore said Leased Premises following a taking which renders the entire Leased Premises unfit for occupancy, then this Lease shall terminate, at the option of Lessee, as of the date Lessee vacates the Leased Premises, and all rentals beyond such date shall abate entirely. Any condemnation award and all sale proceeds resulting from an eminent domain proceeding or derived under threat of eminent domain shall belong to Lessor.

14. FIRE OR CASUALTY DAMAGE OR LOSS. In the event the Leased Premises shall be damaged by fire, flood, storm, civil commotion, or other unavoidable cause, and repairable within a 90 day period after the Lessor is free to begin repairs (i.e., after insurance inspections/investigations, etc.), Lessor shall have the option to repair such damage. To the extent possible, Lessor agrees for preliminary notice purposes to notify Lessee within fifteen (15) days of any damage whether it intends to repair or replace the damage. If such repair shall not have been completed within said 90 day period, this Lease may at the option of Lessee, be terminated unless Lessor is diligently working toward completion of repairs. During the period of repair, Lessee’s rent shall abate in whole or in part depending upon the extent to which such damage and/or such repair shall deprive Lessee of the use of said Leased Premises for the normal purposes of Lessee’s business. In the event that Lessor shall fail to promptly commence repair of such damage, or, having commenced the same shall fail to prosecute such repair to completion with due diligence, Lessee may at Lessee’s option upon five (5) days written notice to Lessor, make or complete such repair and deduct the cost thereof from the next ensuing installment or installments of rent payable under this Lease.

15. WALKWAYS, PARKING AREAS AND CLEANING OF PREMISES. Lessee will keep the walkways and parking area of the Leased Premises swept and free of snow and ice and other matter. Lessee shall also at all times keep the Leased Premises and all improvements and appurtenances thereon and thereto in a safe, clean, wholesome condition and comply in all respects with all governmental, health, fire and police statutes, requirements and regulations. Lessee shall properly dispose of any rubbish or waste of any character whatsoever which may accumulate on the site with respect to the operation of its business. Should Lessee fail, in Lessor’s discretion, to do any of the foregoing after having been provided 5 days written notification, then Lessor shall have the right, privilege and license to enter upon the site and make any and all corrections or improvements that may be necessary and to charge such Lessee the expenses incurred in doing so. Lessee agrees to pay any such expenses contemporaneously with its next monthly rental payment.

16. HOLDING OVER. Should the Lessee hold over and continue to occupy the Leased Premises after the expiration of the term of this Lease or any renewal hereof, then such holding over shall be on a month to month basis at a rental rate equivalent to one hundred fifty percent (150%) of that which was last being paid, together with all other obligations which are required of Lessee under this Lease. The increased rent required herein shall be payable by Lessee upon demand by Lessor, regardless of the amount of any time which may have elapsed.

17. INSOLVENCY. BANKRUPTCY OR LITIGATION. Should the Lessee become insolvent, or become bankrupt, either voluntarily or involuntarily, or make an assignment for the benefit of creditors, or should this Lease be attempted to be sold as an asset of the Lessee, or should any attempt be made to transfer this Lease by operation of law, then the Lessor may, at its sole option, declare this Lease to be terminated, and upon ten (10) days written notice to the Lessee, or after posting such notice for ten (10) days upon the Leased Premises, the Lessor may forthwith take possession of the Leased Premises, and declare this Lease to be terminated. In the event that the Leased Premises or any part thereof is involved in any litigation by or against the Lessee, and the Lessor is required to retain legal counsel for the protection of its interest, all court costs and any reasonable fees and costs of such attorney shall be forthwith paid by the Lessee upon rendering of the amount thereof in writing.

18. SUBORDINATION TO LIEN OF DEED OF TRUST. This Lease is subject and subordinate to any first lien deed of trust, all renewals, modifications, consolidations, replacements and extensions thereof which may hereafter affect the real property of which the Leased Premises forms a part, irrespective of the time of execution or the time of recording of any such deed of trust, provided that any such trust deed loan shall be made by an insurance company, savings bank, or trust company, or other bona fide lending institution. Lessee agrees to execute any reasonable instrument which might be required to confirm such subordination but it is understood that no action need be taken to effect subordination since subordination as provided for herein shall be automatic and self-operative.

19. INSPECTION. The Lessor and its agents may inspect and examine the Leased Premises and any improvements thereon at any reasonable time.

20. QUIET POSSESSION. Lessor covenants that during the term of this Lease or any extension or renewal hereof, Lessor will not, unless authorized herein, commit any act or take any action or allow any action to be taken that will disturb the quiet possession of the Leased Premises by the Lessee. Lessor further covenants that it has the right to execute this Lease.

21. LAWFUL POSSESSION. Lessee covenants that it will occupy the Leased Premises during the term of its possession in a lawful manner and will refrain from any activity that would create a nuisance or unduly disturb other lessees.

22. AGENTS, ATTORNEYS OR REAL ESTATE BROKERS. Any party hereto may act by or through agents, brokers or attorneys authorized by the party for whom such agent, broker or attorney is acting in any matters with which this Lease is concerned.

23. HEADINGS. The article headings contained in this Lease are inserted solely as a matter of convenience for reference and in no way are to be construed to confine, limit or describe the intent of any provision of this Lease.

24. NOTICES. Any notice hereunder shall be sufficient if served as provided by the statutes of the State of West Virginia upon either party hereto, or if mailed by registered or certified mail, postage prepaid, return receipt requested to the Lessor and the Lessee, respectively, as follows:

Lessor:	O.V. Smith & Sons of Big Chimney, Inc. P.O. Box 12150 Big Chimney Station Charleston, WV 25302

Lessee:	Progressive Bank, N.A. P.O. Box 6671 Wheeling, WV 26003 Or At the Leased Premises	Contact Name: Dick Dlesk Contact Phone: 304-242-3770

25. PARTIES BOUND. This Lease is binding upon the Lessor, and its heirs, devises, personal representatives, agents, successors and assigns and is binding upon the Lessee and its assigns when authorized in writing by the Lessor.

26. WASTE. Upon the expiration, cancellation or termination of this Lease or any extension or renewal hereof, Lessee shall redeliver the Leased Premises and all improvements located thereon to Lessor in good repair, subject however, to ordinary wear and tear, and subject also, to the provisions of Paragraph 14.

27. MODIFICATION OF LEASE. No modification of this Lease shall be binding unless made in writing and executed in due form by the respective parties hereto.

28. SEVERABILITY. In the event that any provision in this Lease is adjudged to be invalid or of no force or effect, all other provisions contained herein shall remain in full force and effect.

29. REMODELING. The Lessee is currently in possession of the Leased Premises and accepts the same in its current “AS-IS” condition. The Lessee is granted the right to remodel all or any portion of the Leased Premises at its cost but agrees that no remodeling of the building shall impair the structural integrity thereof.

30. COMMON AREA EXPENSES AND CHARGES. Lessee shall be charged, on an annual basis, with its proportionate share of all common area expenses and charges (i.e., parking lot sweeping/lighting, striping, landscape maintenance, snow removal, wages and taxes related thereto, etc.) incurred by Lessor during the calendar year, in accordance with the product obtained by utilizing a formula similar in form to that set forth in Paragraph 12. The Lessee shall pay such charges to Lessor in addition to its monthly rental over a period not to exceed three (3) months after the date of notice of such charges.

31. AUTHORITY TO EXECUTE. The person executing and delivering this Lease on behalf of Lessee hereby covenants and warrants that such person is duly authorized to execute and deliver this Lease on behalf of Lessee.

32. DISPUTE RESOLUTION. Any dispute arising between the Lessor and Lessee relating to any matter relevant to the Lease or the Leased Premises shall first be submitted to mediation and then if not resolved, to arbitration. Any decision rendered by arbitration shall be final and binding. Lessee shall be liable for any and all attorney fees, court costs, and other fees and expenses which might be incurred by Lessor with respect to enforcement of the provisions of this Lease.

33. ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the monthly rent installments herein stipulated shall be deemed to be other than on account of the most current stipulated rent owed at that time, nor shall any endorsement or statement on any check or letter accompanying any check or payment as rent be deemed an accord and satisfaction.

34. WAIVER OF SUBROGATION. Lessor and Lessee each hereby releases the other and its respective employees, agents and every person claiming by, through or under either of them from any and all liability or responsibility (to them or anyone claiming by, through or under them by way of subrogation or otherwise) for any loss or damage to any property (real or personal) caused by fire or any other insured peril covered by any insurance policies for the benefit of either party, even if such loss or damage shall have been caused by the fault or negligence of the other party, its employees or agents.

35. CONFIDENTIALITY. The terms and conditions of this Lease are confidential and shall not be disclosed by Lessee to any third party without Lessor’s written consent.

36. EXTERMINATION. Lessee shall be responsible for extermination services in the Leased Premises if either desired by Lessee or required by Lessor.

37. MISCELLANEOUS. If Lessee elects to exercise its first option to renew, the Lessor agrees to install a new roof on the Leased Premises within six (6) months thereafter.

This Lease is executed in duplicate originals with one copy to be delivered to and retained by Lessor and one copy to be delivered to and retained by Lessee.

IN WITNESS WHEREOF, O.V. SMITH & SONS OF BIG CHIMNEY, INC., a West Virginia Corporation, has caused its corporate name to be signed by its proper officer thereunto duly authorized, and in further WITNESS WHEREOF, PROGRESSIVE BANK, N.A., a National Banking Association, has caused its corporate name to be signed by its proper officer thereunto duly authorized.

O.V. SMITH & SONS OF BIG CHIMNEY, INC.,
a West Virginia corporation

/s/ George Smith	By	/s/ James C. Smith
(WITNESS)		JAMES C. SMITH

George Smith	Its	President
(PRINT NAME)

PROGRESSIVE BANK, N.A.
a National Banking Association

/s/ Brenda Bellville	By	/s/ S. J. Dlesk
(WITNESS)		DICK DLESK

BRENDA BELLVILLE	Its	Interim President and CEO
(PRINT NAME)

Leased Premises
30' Road (Market Place)
STONECOAL CREEK
SITE PLAN

Ex. A